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                                                                    EXHIBIT 4.10

                                                                  EXECUTION COPY

                             JOINDER TO AMENDED AND
                     RESTATED REGISTRATION RIGHTS AGREEMENT

            THIS JOINDER to the Amended and Restated Registration Rights Agreement, dated as of March 16, 1998 by and among Sleepmaster Holdings L.L.C., a New Jersey limited liability company (the "Company"), and certain securityholders of the Company (the "Agreement"), is made and entered into as of September 11, 2000 by and between the Company and Thomas Sanfilippo ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

            WHEREAS, Holder has acquired certain units of Class C Common Units and Preferred Units and the Agreement and the Company contemplates that Holder, as a holder of Class C Common Units and Preferred Units, may be entitled to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

            1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to and entitled to the benefits of, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a holder of Executive Registrable Securities for all purposes thereof. In addition, Holder hereby agrees that all Class C Common Units and Preferred Units held by Holder shall be deemed Executive Registrable Securities for all purposes of the Agreement.

            2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Class C Common Units and Preferred Units and the respective successors and assigns of each of them, so long as they hold any shares of Class C Common Units or Preferred Units.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.


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            4. Notices. For purposes of Section 12 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                              Mr. Thomas Sanfilippo
                              c/o Crescent Sleep Products Company
                              P.O. Box 5386
                              4510 Weybridge Lane, Suite 200
                              Greensboro, NC 27407
                              Telecopy No.: (336) 294-1679

            5. Governing Law. The limited liability company laws of the State of New Jersey will govern all questions concerning the relative rights of the Company and its members. All other questions concerning the construction, validity and interpretation of this Joinder shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                               *   *   *   *   *


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            IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                        SLEEPMASTER HOLDINGS L.L.C.


                                        By:  /s/ Charles Schweitzer
                                           -------------------------------------
                                        Name: Charles Schweitzer
                                        Title:   President & CEO


                                        /s/ Thomas Sanfilippo
                                        ----------------------------------------
                                        THOMAS SANFILIPPO